UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 7, 2022

AKEBIA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36352	20-8756903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 First Street Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 871-2098

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	AKBA	The Nasdaq Global Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 7, 2022, Akebia Therapeutics, Inc., a Delaware corporation (the “Company”), entered into an Open Market Sale Agreement (the “Sales Agreement”) with Jefferies LLC, as agent (the “Agent”), pursuant to which the Company may offer and sell shares of its common stock, $0.00001 par value per share (“Common Stock”), from time to time up to amounts to be determined through the Agent (the “Offering”). The Company is filing a prospectus supplement with the Securities and Exchange Commission (the “SEC”) to register shares of Common Stock having an aggregate offering price of up to $26,000,000 (the “Shares”) in connection with the Offering (the “Prospectus Supplement”) under the Company’s existing shelf Registration Statement on Form S-3ASR (File No. 333-253539) filed with the SEC on February 25, 2021 (as it may be amended or supplemented, the “Registration Statement”), which was amended by Post-Effective Amendment No. 1 to Form S-3 Registration Statement filed with the SEC on March 1, 2022. The aggregate offering amount under the Prospectus Supplement is approximately the same as the amount that was remaining under the Prior Sales Agreement (as defined in Item 8.01 of this Current Report on Form 8-K).

Upon delivery of a placement notice to the Agent and subject to the terms and conditions of the Sales Agreement, the Agent may sell the Shares by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended, including sales made directly on or through the Nasdaq Global Market or on any other existing trading market for the Company’s common stock.

The Company or the Agent may suspend or terminate the offering of Shares upon notice to the other party, subject to certain conditions. The Agent will act as sales agent on a commercially reasonable efforts basis consistent with its normal sales and trading practices.

The Company has agreed to pay the Agent commissions for its services of acting as agent of up to 3.0% of the gross proceeds from the sale of the Shares pursuant to the Sales Agreement. The Company has also agreed to provide the Agent with customary indemnification and contribution rights.

A copy of the Sales Agreement is attached as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing description of the material terms of the Sales Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Company, has issued a legal opinion relating to the Shares. A copy of such legal opinion, including the consent included therein, is attached as Exhibit 5.1 hereto.

The Shares will be sold pursuant to the Registration Statement, and offerings of the Shares will be made only by means of the Prospectus Supplement. This Current Report on Form 8-K shall not constitute an offer to sell or solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of such state or jurisdiction.

Item 8.01	Other Items.

On March 16, 2022, the Company terminated its Controlled Equity Offering Amended and Restated Sales Agreement, dated November 12, 2019, with Cantor Fitzgerald & Co. (the “Prior Sales Agreement”) related to the offer and sale of shares of the Company’s common stock in at-the-market offerings. On April 7, 2022, the Company filed a prospectus supplement terminating the offer and sale of shares in at-the-market offerings pursuant to the Prior Sales Agreement. As of the date of termination, the Company had sold an aggregate of 21,532,665 shares of its common stock under the Prior Sales Agreement for aggregate gross proceeds of $74.7 million.

Item 9.01	Financial Statements and Exhibits.

d) Exhibits

1.1	Open Market Sale AgreementSM, dated April 7, 2022, by and between Akebia Therapeutics, Inc. and Jefferies LLC.

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (contained in Exhibit 5.1 above).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKEBIA THERAPEUTICS, INC.

Date: April 7, 2022	By:	/s/ John P. Butler
	Name:	John P. Butler
	Title:	President and Chief Executive Officer